Exhibit 7.2

EXECUTION VERSION

ING Capital LLC 1133 Avenue of the Americas New York, NY 10036	Société Générale 245 Park Avenue New York, NY 10167	Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, NY 10172	MUFG Union Bank, N.A. 1221 Avenue of the Americas New York, NY 10020

CONFIDENTIAL

November 2, 2020

Juneau Merger Co, Inc.

c/o Macquarie Capital (USA), Inc.

125 West 55th Street

New York, New York 10019

Attention: John Spirtos and Alex Krolick

and

LIF Juneau Holdings, LLC

c/o Grosvenor Capital Management, L.P.

767 Fifth Avenue, 14th Floor

New York, NY 10153

Attn: General Counsel

Email: legal@gcmlp.com

Project Juneau

Commitment Letter

Ladies and Gentlemen:

You have advised ING Capital LLC (“ING”), Société Générale (“SG”), Sumitomo Mitsui Banking Corporation (“SMBC”) and MUFG Union Bank, N.A. (“MUFG” and together with ING, SG and SMBC, “we,” “us” or the “Commitment Parties,” and each a “Commitment Party”) that Juneau Parent Co, Inc., an entity organized under the laws of Delaware (“Holdings”), and Juneau Merger Co, Inc., an entity organized under the laws of Delaware and a wholly owned subsidiary of Holdings (“Merger Sub” or “you”), in each case formed at the direction of, and controlled directly or indirectly by Macquarie Capital (USA), Inc. (together with certain of its affiliates, collectively, “Macquarie”) and Grosvenor Capital Management, L.P. (together with certain of its affiliates, collectively, “GCM” and, together with Macquarie, collectively, the “Sponsors”), together with certain other investors arranged by and/or designated by the Sponsors (which may include members of management of the Company (as defined below)) (collectively with the Sponsors, the “Investors”), intend to consummate the merger of Merger Sub with and into a business previously identified to us by you as “Juneau” (the “Company”) pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, made by and among the Company, Holdings, and you (together with all exhibits and schedules thereto, collectively, the “Acquisition Agreement”) (such transactions, collectively, the “Acquisition”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B (the

“Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”) and, to the extent not defined in the Commitment Letter, in the Existing Credit Agreement referred to in the Term Sheet.

1.	Commitments.

In connection with the Transactions, each of ING, SG, SMBC and MUFG (the “Initial Lenders,” and each an “Initial Lender”) is pleased to advise you of its commitment to provide those percentages of the aggregate principal amount of each of the Facilities (as defined below) as set forth on Schedule I hereto with respect to such Initial Lender, subject only to the satisfaction or waiver of the conditions referenced in Section 6 hereof.

The commitments of the Initial Lenders are several and not joint; no Initial Lender (or any of its affiliates) shall be responsible for the commitment or other obligation of any other Initial Lender (or any of its affiliates) or have any obligation in respect of the failure of any other Initial Lender to perform its obligations hereunder.

2.	Titles and Roles.

It is agreed that (i) each of ING, SG, SMBC and MUFG will act as a joint lead arranger for each of the Facilities (the “Lead Arrangers,” and each a “Lead Arranger”), (ii) each Lead Arranger will act as a joint bookrunner for the Facilities (in such capacities, the “Joint Bookrunners” and each a “Joint Bookrunner”), and (iii) ING will act as the administrative agent and collateral agent for the Facilities (in such capacities, the “Administrative Agent”). It is further agreed that ING shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Facilities, with SG, SMBC and MUFG appearing to its right (in that order). All other financial institutions and any other applicable Lead Arranger will be listed in customary fashion (as mutually agreed to by you and the applicable Lead Arrangers) on any Information Materials (as defined below) and all other offering or marketing materials in respect of the applicable Facilities. You agree that no other agents, co-agents, bookrunners, arrangers, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any Lead Arranger or Lender (as defined in Exhibit B hereto) or any of their affiliates, in each case, in their capacities as a Lead Arranger or Lender, by you or any of your affiliates in order to obtain its commitment to participate in the Facilities unless you and we shall so reasonably agree.

3.	Syndication.

Subject to the limitations set forth herein, during the Syndication Period (as defined below), the Lead Arrangers reserve the right to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions, institutional lenders and other funds or investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers and you and with your consent (which consent shall not be unreasonably withheld or delayed); provided, further, that (a) the Lead Arrangers agree not to syndicate the commitments under the Facilities to (i) competitors of the Company or its subsidiaries specified to the Lead Arrangers by you or either Sponsor in writing from time to time, (ii) any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to the Lead Arrangers by you or either Sponsor in writing on or prior to the date hereof (which list may be updated (x) after the date hereof, but prior to the Closing Date, with the consent of the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities on the date hereof (such consent not to be unreasonably withheld or delayed) and (y) on and after the Closing Date, with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)) and (iii) as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s affiliates identified in writing to the Lead Arrangers from time to time or otherwise readily identifiable by name, but excluding any affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders (provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender (or prior participation in the Facilities) permitted hereunder at the time of such assignment (or prior participation in the Facilities)) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder, including its obligation to fund the Facilities on the Closing Date in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding under the Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities has occurred on the Closing Date and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Facilities on the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or completion of syndication of the Facilities constitute a condition to the effectiveness of the Facilities Documentation or the availability or funding of the Facilities on the Closing Date. In consultation with you, the Lead Arrangers may commence syndication efforts with respect to the Facilities during the Syndication Period and, as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). During the Syndication Period (and, during a period immediately preceding the Syndication Period of no less than 15 business days), you agree to assist the Lead Arrangers in attempting to complete a timely syndication that is reasonably satisfactory to the Commitment Parties and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of either Sponsor and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Company’s and its subsidiaries’ existing lending and investment banking relationships, (b) you providing direct virtual contact between appropriate members of senior management of the Company, certain representatives and certain non-legal advisors of, in each case, you and Macquarie Capital (USA), Inc., on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such virtual contact between appropriate members of senior management of the Company, on the one hand, and the proposed Lenders, on the other hand, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement), in all such cases at times to be mutually agreed upon, (c) your and the Sponsors’ assistance (including the use of commercially reasonable efforts to cause the Company and its subsidiaries to assist to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication, (d) the hosting, with the Lead Arrangers, of one virtual meeting of prospective Lenders at a time to be mutually agreed upon (and your using commercially reasonable efforts to cause certain senior officers of the Company to be available for such virtual meeting to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement), and (e) during the Syndication Period, there being no competing issues, offerings, placements or arrangements of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of the Sponsors or any of their subsidiaries with respect to the Company (and your using commercially reasonable efforts to ensure there are no competing issues, offerings, placements or arrangements of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of the Company and its subsidiaries, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement) being offered, placed or arranged (other than (1) the Facilities, (2) amendments, waivers, supplements or waivers of existing indebtedness of the Company and its subsidiaries that do not have the effect of altering the principal amount or tenor of such indebtedness, working capital and/or overdraft facilities, receivables financings, local lines of credit and capital lease, purchase money and equipment financings and other indebtedness of the Company and its subsidiaries, in each case incurred in the ordinary course of business, (3) any other indebtedness of the Company and its subsidiaries permitted to be incurred prior to, or to remain outstanding on, the Closing Date pursuant to the Acquisition Agreement and (4) indebtedness in respect of which a fee is payable pursuant to any Fee Letter) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither your obligations to assist in syndication efforts as provided above nor the compliance with any of the other provisions set forth in this Commitment Letter (other than as set forth in Section 6 hereof or on Exhibit C) shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date. Each Lead Arranger acknowledges that the Company and its subsidiaries are not restricted from incurring debt or liens prior to the Closing Date, except as specifically set forth in the Acquisition Agreement, and that prior to the Closing Date, the Company is obligated to assist you with respect to the Facilities only to the extent set forth in the Acquisition Agreement. Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Company or its management to take (or to refrain from taking) any action will not require you to (a) take any legal action against the Company, its management or any other party under the Acquisition Agreement, (b) take any other action that is in contravention of the terms of the Acquisition Agreement or (c) terminate the Acquisition Agreement. It is understood and agreed that you or your affiliates intend to arrange secured or unsecured syndicated commercial bank loan or other debt financing for the purposes of consummating the Acquisition without the funding of the Facilities on terms not based on those in the Term Sheet, but that instead reflect (i) terms for a privately held company owned by “top tier” sponsors based on a documentation precedent to be provided by Sponsors, and (ii) the operational and strategic requirements of Holdings, the Borrower and their subsidiaries in light of their consolidated capital structure, size, geographic locations, industries, businesses and business practices, operations, financial accounting, matters disclosed in the Acquisition Agreement and the proposed business plan (including the Sponsors’ model and investment thesis) and the industry and practices of the Company, in each case, after giving effect to the Transactions (any such financing, a “Long Term Facility”) and nothing herein shall prohibit, restrict or otherwise prevent you or your affiliates from arranging or obtaining commitments with respect to any such Long Term Facility). It is expressly understood and agreed that this Commitment Letter shall not constitute a commitment or undertaking for the Lead Arrangers to successfully arrange the Long Term Facility or give rise to any express or implied obligation or commitment to provide any or any portion of the Long Term Facility and that any such commitment on the part of any Lead Arranger would be in a separate written instrument signed following satisfactory completion of due diligence, internal review, and such Lead Arranger’s applicable credit approval process. Each Lead Arranger may, at any level of its approval process, decline any further consideration of the Long Term Facility and terminate its approval process. The “Syndication Period” shall mean, unless otherwise agreed by the Borrower in writing, the period (a) beginning on the earlier of (i) the date that is 90 days after the Acquisition is approved by the shareholders of the Company and (ii) the date that is 180 days after the date of this Commitment Letter unless the Borrower has either (x) agreed on a term sheet and fee letter with respect to any Long Term

Facility and the Borrower is using bona fide and good faith efforts to obtain commitments with respect to such Long Term Facility or (y) a commitment letter, term sheet and fee letter have been agreed with respect to a Long Term Facility, and, in each case, Borrower has delivered notice to the Lead Arrangers that the Syndication Period has been suspended or terminated and (b) ending on the Syndication Date. The “Syndication Date” shall mean the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) 30 days after the Closing Date.

The Lead Arrangers in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders (subject, in each case, to your consent rights set forth in the second preceding paragraph (including, for the avoidance of doubt, with respect to the allocation levels) and excluding Disqualified Lenders). To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, to cause the Company and its subsidiaries to provide) to the Lead Arrangers all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections, including financial estimates, forecasts and other forward-looking information, prepared by the Borrower and reasonably available to you (together, the “Projections”) and such other customary information as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. You will not be required to provide (i) any financial information concerning the Company and its subsidiaries other than the financial statements referenced in numbered paragraphs 4 and 5 of Exhibit C hereto (the “Required Financial Information”, (ii) any other information with respect to the Company not reasonably available to the Company under its current reporting systems, (iii) trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, binding agreement, fiduciary duty, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Company or any of your or the Company’s respective affiliates, or (iv) any information to the extent that the provision thereof would impact the position taken in any consolidated, combined or unitary tax return filed by you, the Company or any of your or its subsidiaries or any of your or their respective predecessor entities, or affect in any way any of the foregoing’s obligation to file, or assertion that it is not obligated to file, any such tax return; provided that none of the foregoing shall be construed to limit any of your representations and warranties set forth in Section 4 hereof (and any corresponding representation in the Lender Presentation or the Facilities Documentation, as applicable). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities or as a condition to the commitment hereunder or funding of the Facilities on the Closing Date shall be the Required Financial Information and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), the Projections and other customary offering and marketing material and presentations, including confidential lender presentation to be used in connection with the syndication of the Facilities (the “Lender Presentation”) (such Information, Projections, other customary offering and marketing material and the Lender Presentation (all of which, when taken as a whole, shall be in form and substance consistent with confidential lender presentations and other marketing materials for recent transactions involving existing issuers of affiliates of either Sponsor, as modified to take into account the Transactions), collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you or the Company or your or the Company’s respective securities that do not wish to receive material information with respect to you, the Company or your or their securities that is not publicly available or has not been made available to investors in connection with a Rule 144A or public offering of the Borrower’s or the Company’s securities (“MNPI”) (such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”)). You will be solely responsible for the contents of the Information Materials, and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the reasonable request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, the Company and its subsidiaries to assist) the Lead Arrangers in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, you shall use commercially reasonable efforts to cause the Company in all instances not in contravention of the Acquisition Agreement to provide the Lead Arrangers with authorization letters in a form customary for affiliates of either Sponsor for inclusion in any Information Materials (i.e., separate authorization letters and/or Information Materials for Public Siders and Private Siders) that authorize the distribution thereof to prospective Lenders and shall represent that the additional version of the Information Materials does not include any information that would be MNPI (other than information about the Transactions or the Facilities) and the Information Materials shall exculpate you, the existing equity holders, the Sponsors, the affiliates of the Sponsors, the Company, the affiliates of the Company, the Lead Arrangers and affiliates of the Lead Arrangers with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to, at the Lead Arrangers’ reasonable request, use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “PUBLIC” or “Public Information,” each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the Facilities will be deemed to contain MNPI and the Lead Arrangers will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto), unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) financial statements of you, the Company and your and the Company’s respective subsidiaries of a type that would be publicly filed if you, the Company or your and the Company’s respective subsidiaries were public reporting companies. If you so advise the Lead Arrangers in writing (including by email) within a reasonable period of time prior to dissemination that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials from the Lead Arrangers without your consent.

4.	Information.

You hereby represent and warrant that (as to the Company and its subsidiaries and businesses, to the best of your knowledge), (a) all written factual information and written factual data (other than (i) the Projections and (ii) information of a general economic or industry specific nature (together with the Projections, collectively, the “Information”)), that has been or will be made available to any Commitment Party directly or indirectly by you or by any of your representatives (including the Sponsors) on your behalf in connection with the Transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party directly or indirectly by you or by any of your representatives (including the Sponsors) on your behalf in connection with the Transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your and the Sponsors’ control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (and with respect to the Company and its subsidiaries, with respect to Information and Projections provided prior to the later of the Closing Date and the Syndication Date, will use commercially reasonable efforts to) promptly inform us thereof and promptly supplement the Information and the Projections such that (with respect to the Information and Projections provided prior to the later of the Closing Date and the Syndication Date relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of the foregoing representations, any supplements thereto, or the accuracy of any such representations and warranties, whether or not cured, shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date. In arranging and syndicating the Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Commitment Parties to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and the Fee Letter dated the date hereof (the “Fee Letter”) among you and each Commitment Party (or an affiliate of any such Commitment Party) and delivered herewith with respect to the Facilities, if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances except as otherwise expressly agreed in writing.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in Exhibit C hereto and, upon satisfaction (or waiver by each Commitment Party) of such conditions (the “Required Conditions”), the initial funding of the Facilities shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the final versions of the Facilities Documentation (as defined in Exhibit B hereto) to the initial funding of the Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation, other than the Required Conditions.

You and the Commitment Parties will cooperate with each other in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement. The date of the consummation of the Acquisition with the proceeds of the initial funding under the Facilities, the “Closing Date”.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company, in each case, with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates party thereto) have the right (taking into account any applicable grace periods or cure provisions) to terminate your (or their respective) obligations under the Acquisition Agreement, or the right to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation and any closing deliverables required to be delivered thereunder shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the Required Conditions are satisfied or waived by all of the Initial Lenders (it being understood that, to the extent any guarantee, lien search, insurance certificate or endorsement or security interest in any Collateral (as defined in Exhibit B hereto) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of Collateral constituting security interests in the certificated equity interests of the Borrower and its material, wholly owned domestic restricted subsidiaries (solely to the extent required pursuant to the Required Conditions) and other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that, to the extent you have used commercially reasonable efforts to procure the delivery thereof prior to the Closing Date, certificated equity interests for the entities comprising the Company and such subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Company) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any guarantee, lien search, insurance certificate or endorsement or the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date and will not affect the size of any Facility and will not result in a default under any Facility, but instead shall be required to be provided and/or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably). Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheet or the Fee Letter are subject to the approval and agreement of the Administrative Agent and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheet and customary and appropriate for transactions of this type consistent with the “Documentation Principles” paragraph in Exhibit B hereto and shall be subject to the Conditionality Provision. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower, Holdings and the other Guarantors (after giving effect to the Acquisition) set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery , Federal Reserve margin regulations, the Investment Company Act of 1940, use of proceeds not violating OFAC regulations, FCPA or certain other anti-corruption and sanctions laws or the PATRIOT Act (as defined below) and enforceability and no violation of, or conflict with organizational documents of the Borrower, Holdings and the other Guarantors or material laws applicable to the Merger Sub or Holdings, in each case, solely to the extent related to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto), and, subject to the provisions of this paragraph, creation, validity and perfection of security interests in the Collateral (subject to permitted liens). This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provisions.”

The execution and delivery by the Borrower and the Guarantors of the Facilities Documentation to which they are required to be a party on the Closing Date shall be accomplished under escrow arrangements pursuant to which the Borrower’s and the Guarantors’ signature pages are provided to the Administrative Agent before (or coincident with) the time the Acquisition is consummated in accordance with the Acquisition Agreement (the “Acquisition Effective Time”), and such signature pages (and the Facilities Documentation and related deliverables to which each of the Borrower and the Guarantors, respectively, are parties) are automatically released from escrow to the Administrative Agent concurrently with the Acquisition Effective Time and adoption of related resolutions. The Borrower’s and the Guarantors’ signature pages may be executed by individuals that will be officers and/or directors of the Borrower and the Guarantors upon consummation of the Acquisition, whether or not such individuals are officers and/or directors of such entities prior to the consummation of the Acquisition so long as such individuals are authorized in such capacity at the time such signature pages are released from the applicable escrow arrangements.

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, members, partners, directors, employees, agents, advisors, controlling persons and other representatives and successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Acquisition Agreement, the Transactions, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented and invoiced out-of-pocket legal fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for such affected Indemnified Person) (or otherwise as agreed by the Borrower) and other reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the fraud, willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your controlled affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against a Commitment Party in its capacity or in fulfilling its role as an Administrative Agent, agent, arranger, bookrunner or any similar role in respect of the Facilities to the extent none of the exceptions in clauses (i) and (ii) of this proviso would apply), (b) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses (including but not limited to each Commitment Party’s reasonable and documented and invoiced out-of-pocket expenses in connection with its due diligence investigation, consultant’s fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses and travel expenses; provided, however, if the Closing Date does not occur, you shall not be required to reimburse the Commitment Parties for more than $5,000 in the aggregate pursuant to this clause (b), and (c) to reimburse each Commitment Party from time to time for all reasonable and documented and invoiced fees, disbursements and other charges of a single counsel to the Administrative Agent identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for such affected Indemnified Person) and of such other counsel retained with your prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or retained in connection with enforcement of this Commitment Letter or the Fee Letter, in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith. Notwithstanding anything in this Commitment Letter or the Fee Letter, you will have no obligation to indemnify any Indemnified Person for income taxes (or similar taxes) incurred by such person in connection with the fees or other compensation such person received in connection with this Commitment Letter or the Fee Letter; provided that this sentence shall not limit your indemnification obligations and other obligations with respect to withholding taxes and other taxes after the Closing Date and such obligations shall be governed by the terms of the Facilities Documentation. The foregoing provisions in this paragraph shall be superseded, in each case to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof as determined by a court of competent jurisdiction in a final and non-appealable decision.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses (including any legal costs and expenses) by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the fraud, willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheet or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you, the Investors, the Company (or its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the third immediately preceding paragraph.

It is further agreed that the Initial Lenders shall be severally liable in respect of their respective commitments to the Facilities on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and none of the Commitment Parties or their respective affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties and their respective affiliates may be full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties or their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will each act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its affiliates, on the one hand, and you and the Company, your and their respective equity holders or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction, the Commitment Parties and their respective affiliates are acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their respective affiliates have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters)) and no Commitment Party has any obligation to you or the Company or your and its affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter or any other written agreement entered into after the date hereof and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their respective affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacities as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors.

9.	Confidentiality.

You agree that you will not disclose the Fee Letter or the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof to any person or entity without prior written approval of the Commitment Parties (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors (or potential Investors) and to your and any of the Investors’ (or potential Investors’) officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature hereof and thereof (and, in each case, each of their attorneys) on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that you may disclose (i) this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clauses (iv) and (vi) below) and the contents hereof to the Company, the Company’s subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis, (ii) this Commitment Letter and its contents (but not the Fee Letter) in any syndication or marketing materials in connection with the Facilities or in connection with any public release or filing relating to the Transactions, (iii) this Commitment Letter, the Term Sheet and the other exhibits and annexes to this Commitment Letter, and the contents thereof, to potential Lenders, and their respective officers, directors, agents, employees, attorneys, accountants or advisors (but not the Fee Letter) and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (iv) the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public release or filing relating to the Transactions (and then only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (vi) this Commitment Letter and its contents and, to the extent portions thereof have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, pricing caps, economic flex terms and other economic terms), you may disclose the Fee Letter and the contents thereof, in each case, to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis and (vii) this Commitment Letter and the Fee Letter to the extent necessary in connection with the enforcement of your rights hereunder.

Each Commitment Party and its affiliates will use all information provided to it or its affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transaction contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agree (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority, or any governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority, or any governmental regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information is or becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any of its members, partners, officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, advisors, controlling persons and other representatives (the “Related Parties”) thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is or was received by such Commitment Party or its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates or Related Parties, (e) to the extent that such information is independently developed by such Commitment Party or its Related Parties without the use of any confidential information, (f) to such Commitment Party’s respective affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and who are subject to customary confidentiality obligations and who have been informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that such Commitment Party shall be responsible for the compliance of its controlled affiliates and Representatives with the provisions of this paragraph), (g) to potential or bona fide prospective Lenders, participants or assignees and to any direct or indirect bona fide contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, subject to the proviso below, (h) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (i) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information that are reasonably acceptable to you and us and (y) no such disclosure shall be made by such Commitment Party to any Disqualified Lender. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the applicable Facilities Documentation upon the initial funding thereunder. Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary of the date of this Commitment Letter.

The Lead Arrangers and the Commitment Parties may, after the consummation of the Acquisition, at their respective sole expense (i) with your prior written consent, place tombstones and publicity in general marketing materials of the Commitment Parties and (ii) solely to the extent permitted by, and not in contravention of, the terms of the Acquisition Agreement, disclose the existence of (but not the content of) this Commitment Letter and provide information regarding the Facilities to industry trade organizations, data service providers, market data collectors and similar service providers to the lending industry (including without limitation for purposes of lending league table calculations).

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with (and subject to the consummation of), the Acquisition on the Closing Date, in each case to the Company or a formed or newly formed entity organized prior to or substantially concurrently with the Closing Date and existing under a U.S. domestic jurisdiction to be reasonably agreed between you and us that after giving effect to the Transactions shall be a wholly owned subsidiary of Holdings and shall directly or through a wholly owned subsidiary, wholly own the Company, or be a successor to the Company and agree to be bound by the terms hereof and the Fee Letter, after giving effect to the Acquisition (it being understood and agreed that if the Acquisition does not occur on the Closing Date such assignment shall be null and void, as provided below), (ii) by you to another newly formed shell entity organized prior to or substantially concurrently with the Closing Date and existing under the laws of a state of the United States or another jurisdiction to be agreed between you and us, which is an affiliate of and will be controlled by the Sponsors that consummate or intend to consummate the Acquisition and, after giving effect to the Transactions, shall directly, or through a wholly owned subsidiary, wholly own the Company or be the successor to the Company and agree to be bound by the terms hereof and the Fee Letter or (iii) by the Initial Lenders in connection with the syndication of the Facilities as contemplated hereunder (but subject to the limitations set forth in Section 3 hereof), in each case, without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned) (and any attempted assignment without such consent shall be null and void)). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 hereof, the Commitment Parties reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their respective affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile, scan, photograph or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; provided, however, that (A) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and whether or not a Company Material Adverse Effect has occurred, (B) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or any of your applicable affiliates has the right (taking into account any applicable cure provisions) to terminate your or (its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) and (C) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, shall, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Each Commitment Party represents and warrants that this Commitment Letter and the Fee Letter constitute its legally valid and binding obligation (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), including (i) to provide services set forth herein, in the case of the Commitment Parties, and fund its commitment under the Facilities, in the case of the Initial Lenders, and (ii) to negotiate in good faith the Facilities Documentation in a manner consistent with this Commitment Letter, in each case, enforceable at law and in equity in accordance with their terms and subject only to the conditions precedent as provided herein in Section 6 hereof, subject to the Conditionality Provisions. You represent and warrant that this Commitment Letter and the Fee Letter constitute your legally valid and binding obligations (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), enforceable at law and in equity against you in accordance with their terms; provided that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate Transactions or to draw upon all or any portion of the Facilities.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The syndication, information, indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, absence of fiduciary relationships, survival and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in Section 3 and in the second sentence of Section 4 and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the applicable Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder (in whole, but not in part) at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ commitments with respect to the Facilities (on a pro rata basis amongst the Initial Lenders) in a manner consistent with the allocation of purchase price reduction described under paragraph 2 of Exhibit C to this Commitment Letter; provided that, if any such Initial Lender at any time would qualify as a “Defaulting Lender” under clause (a), (b) or (d) of such definition in the Existing Credit Agreement, you may terminate such Initial Lender’s commitments with respect to the Facilities on a non-pro rata basis and/or replace the commitments of such Initial Lender pursuant to customary joinder documentation or an amendment to this Commitment Letter and the Fee Letter.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties party hereto and thereto, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 9, 2020. The Initial Lenders’ commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that we (or our legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to the Commitment Parties party to this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Facilities to you until the earliest of (such earliest date being the “Termination Date”) (i) five (5) Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) after the End Date (as defined in the Acquisition Agreement as in effect on the date hereof), including, for the avoidance of doubt, any extensions thereof in accordance with the terms of the Acquisition Agreement, (ii) the Closing Date, (iii) five (5) Business Days after the termination of the Acquisition Agreement in accordance with its terms without the funding of the Facilities, and (iv) the consummation of the Acquisition without the funding of the Facilities. Upon the occurrence of the Termination Date, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties (as to itself) shall, in its discretion, agree to an extension in writing of its commitment.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

ING CAPITAL, LLC

By:	/s/ Stephen Nettler
Name:	Stephen Nettler
Title:	Managing Director

By:	/s/ Jonathan Feld
Name:	Jonathan Feld
Title:	Vice President

SOCIETE GENERALE

By:	/s/ Massimiliano Battisti
Name:	Massimiliano Battisti
Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Juan Kreutz
Name:	Juan Kreutz
Title:	Managing Director

MUFG UNION BANK, N.A.

By:	/s/ Yen Hua
Name:	Yen Hua
Title:

Accepted and agreed to as of

the date first above written:

JUNEAU MERGER CO, INC.

By:	/s/ Larry Handen
Name:	Larry Handen
Title:	President

By:	/s/ Matthew Rinklin
Name:	Matthew Rinklin
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

CONFIDENTIAL

Schedule I

	Initial Lender	Initial Term Facility Commitment	Percent of Initial Term Commitment	Revolving Facility Commitment	Percent of Revolving Commitment
1.	ING	$78,750,000	37.5%	$7,500,000	37.5%
2.	SG	$57,750,000	27.5%	$5,500,000	27.5%
3.	SMBC	$42,000,000	20%	$4,000,000	20%
4.	MUFG	$31,500,000	15%	$3,000,000	15%
	Total:	$210,000,000	100%	$20,000,000	100%

CONFIDENTIAL	EXHIBIT A

Project Juneau

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Investors intend to consummate the Acquisition pursuant to the Acquisition Agreement.

In connection with the foregoing, it is intended that:

(a)    The Investors will, directly or indirectly, make cash investments (the “Equity Contribution”) to Holdings and, to extent not applied as part of the Transactions, to the Borrower (which, in the case of direct contributions to Holdings, shall be in the form of (i) common equity or “qualified preferred equity” or (ii) other preferred equity with terms reasonably acceptable to the Lead Arrangers) in an aggregate amount equal to at least 35% of the sum of (x) the aggregate gross proceeds of the Term Facility borrowed on the Closing Date, plus the amount of all other indebtedness of the Borrower outstanding as of the Closing Date after giving effect to the consummation of the Transactions, and (y) the Equity Contribution.

(b)    Pursuant to the Acquisition Agreement, the Company and Merger Sub will consummate the Acquisition, the Company will be the surviving entity of the Acquisition and, if applicable, the Company and Merger Sub will consummate the other transactions described therein or related thereto.

(c)    The Borrower (as such term is defined in Exhibit B to the Commitment Letter) will obtain $230 million in senior secured credit facilities (the “Facilities”) consisting of a $210 million initial term loan facility and a $20 million revolving credit facility, described in Exhibit B to the Commitment Letter.

(d)    Substantially concurrently with the initial funding under the Facilities, all funded indebtedness for borrowed money under the Existing Credit Agreement will be repaid, the commitments thereunder will be terminated and all related guarantees and liens shall be released (collectively, the “Refinancing”).

(e)    The proceeds of the Equity Contribution and the Facilities (to the extent borrowed on the Closing Date) will be applied (i) to consummate the Refinancing, (ii) pay the Merger Consideration (as defined in the Acquisition Agreement) in connection with the Acquisition and (iii) to pay the fees, costs and expenses incurred in connection with the Transactions (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”). Any remainder will be credited to the Borrower’s account to make any other payments required under the Acquisition Agreement and for general corporate purposes.

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions.”

CONFIDENTIAL	EXHIBIT C

Project Juneau

Summary of Conditions

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

Subject in all respects to the Conditionality Provisions, the initial borrowings under the Facilities on the Closing Date shall be subject to the following conditions:

1.    Since the date of the Acquisition Agreement, there shall not have occurred and be continuing to exist any Company Material Adverse Effect (as defined in the Acquisition Agreement).

2.    The Acquisition shall have been consummated or, substantially concurrently with the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement (including the related disclosure schedules), without giving effect to any modifications, amendments, consents or waivers thereto that in the aggregate taken as a whole are material and adverse to the Commitment Parties or the Initial Lenders, in each case in their capacity as such, without the prior consent of each Commitment Party (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, in each case the Commitment Parties shall be deemed to have consented to such modification, amendment, consent or waiver unless they shall object in writing (including via email) thereto within two (2) business days of receipt by each of the Lead Arrangers and Shearman & Sterling LLP of written notice of such modification, amendment, consent or waiver), it being understood that any change to the definition of Company Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be material and adverse to the Commitment Parties. For purposes of the foregoing condition, it is hereby understood and agreed that (a) any change in the purchase price, the Aggregate Merger Consideration, or the Merger Consideration (each as defined in the Acquisition Agreement) (or, in each case, any amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be adverse to the interests of the Initial Lenders and the Commitment Parties; provided that any such reduction shall be allocated (i) first, to a reduction of the Equity Contribution to the level set forth in Exhibit A, and (ii) second, (A) 65% to a reduction in any amounts to be funded under the Term Facility (as defined in Exhibit B to the Commitment Letter), and (B) 35% to the Equity Contribution (with the Equity Contribution determined after giving effect to such purchase price decrease and reductions to be no less than the level set forth on Exhibit A) and (b) any increase in purchase price, the Aggregate Merger Consideration, or the Merger Consideration (each as defined in the Acquisition Agreement) (or, in each case, any amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be material and adverse to the Commitment Parties and the Initial Lenders if such increase is not funded with indebtedness for borrowed money or disqualified stock of Holdings or any of its subsidiaries.

3.     Subject to the Conditionality Provisions, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date.

4.    The Equity Contribution shall have been made or, substantially concurrently with the initial funding of the applicable Facilities, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter (or such lesser amount as may be permitted by the immediately preceding paragraph 2).

CONFIDENTIAL	EXHIBIT C

5.    The Refinancing shall have been consummated or shall be consummated substantially concurrently with the initial funding of the applicable Facilities.

6.    The Administrative Agent shall have received (a) the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2019, (b) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2018 and (c) all its other Company SEC Documents (as defined in the Acquisition Agreement). The Administrative Agent hereby acknowledges that it has received the financial statements and other documents described in clauses (a) through (c) above.

7.    The Administrative Agent shall have received a pro forma combined balance sheet of either Holdings or the Company or a direct or indirect parent of either Holdings or the Company and its consolidated subsidiaries as of the last day of the most recently completed four-fiscal quarter period for which historical financial statements of the Company are provided pursuant to paragraph 6 above, prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act (as defined in the Acquisition Agreement), or include adjustments for purchase accounting.

8.    Subject in all respects to the Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral as defined in Exhibit B shall have been executed by Holdings, the Borrower and the other Guarantors, as applicable, and delivered to the Administrative Agent and, if applicable, shall be in proper form for filing.

9.    The Administrative Agent and the Initial Lenders shall have received (a) at least three (3) business days prior to the Closing Date all documentation and other information about Holdings and the Borrower (or any assignees thereof in accordance with Section 10 of the Commitment Letter) as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agent or such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (b) at least three (3) business days prior to the Closing Date, if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. §1010.230 and the Administrative Agent has requested such certification at least ten (10) business days prior to the Closing Date, a beneficial ownership certification in relation to the Borrower, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

10.    All fees required to be paid on the Closing Date pursuant to the Term Sheet and the Fee Letter and reasonable, documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the applicable Facilities, have been paid (which amounts may be offset against the proceeds of the applicable Facilities).

CONFIDENTIAL	EXHIBIT C

11.    The execution and delivery by the Borrower and the Guarantors (as defined in Exhibit B hereto), as applicable, of the Facilities Documentation, consistent with the Commitment Letter and the Term Sheet.

12.    Receipt by the Administrative Agent of customary borrowing notices, customary legal opinions, customary closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and Holdings and a solvency certificate of a senior financial officer or an officer serving the equivalent function of Holdings or the Borrower in substantially the form of Annex I to Exhibit C hereto (or, at the sole option and discretion of the Borrower, a third party opinion as to the solvency of the Borrower and its subsidiaries on a consolidated basis issued by a nationally recognized firm). The Borrower shall use commercially reasonably efforts to provide customary insurance certificates (but not insurance endorsements) to the Administrative Agent on or prior to the Closing Date. If, despite the use of such efforts, such insurance certificates have not been provided to the Administrative Agent on or prior to the Closing Date, the provision thereof shall not be a condition to the funding of the Facilities on the Closing Date and such certificates shall instead be provided to the Administrative Agent promptly after the Closing Date.

CONFIDENTIAL	ANNEX I to EXHIBIT C

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Agreement referred to below:

I, the undersigned [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of             , a                  (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the             , dated as of                     , among                  (the “Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Agreement.

2.    For purposes of this certificate, the terms below shall have the following definitions:

(a)    “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)    “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)    “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions to occur on the date hereof, determined in accordance with GAAP consistently applied.

(d)    “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will after giving effect to the Transactions have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable. For the purposes hereof, it is assumed that the indebtedness and other obligations incurred on the date hereof will come due on their respective stated maturities.

CONFIDENTIAL	ANNEX I to EXHIBIT C

(e)    “Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after consummation of the Transactions to occur on the date hereof have sufficient capital to ensure that it is a going concern.

3.    Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions to occur on the date hereof, it is my opinion that (i) the Fair Value of the assets of Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

CONFIDENTIAL	ANNEX I to EXHIBIT C

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] as of the date first written above.

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